EXHIBIT 4.1

AMENDMENT NO. 6 TO RIGHTS AGREEMENT

Amendment No. 6 to Rights Agreement, dated as of July 30, 2015 (this “Amendment No. 6”), between PFSweb, Inc., a Delaware corporation (the “Company”), and Computershare Inc., successor in interest to Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), a Delaware corporation, as successor to ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 8, 2000, as amended by Amendment No. 1 thereto dated as of May 30, 2008, Amendment No. 2 thereto dated as of May 24, 2010, Amendment No. 3 thereto dated July 2, 2010, Amendment No. 4 thereto dated as of May 15, 2013 and Amendment No. 5 thereto dated as of June 18, 2015 (each, an “Amendment” and collectively, as amended, the “Agreement”);

WHEREAS, the Company desires to amend the Agreement on the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of the Company has duly authorized this Amendment No. 6.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Agreement and this Amendment No. 6, the parties hereby agree as follows:

1. Certain Definitions

(a) Definition of “Acquiring Person” The first paragraph of the definition of the term “Acquiring Person” contained in Section 1 of the Agreement is hereby amended and restated in its entirety by the following:

““Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (iv) any Person who becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding as a result of a reduction in the number of Common Shares outstanding due to the repurchase of Common Shares by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 20% or more of the then outstanding Common Shares, acquires beneficial ownership of additional Common Shares representing 1% or more of the Common Shares then outstanding.

(b) Definition of “Beneficial Owner.” The definition of the terms “Beneficial Owner” and “beneficially own” contained in Section 1(d) of the Agreement is hereby amended by adding the following thereto as clause (v) therein:

“(v) which are the subject of, or the reference securities for, or that underlie, any Derivative Interest of such Person or any of such Person’s Affiliates or Associates, with the number of Common Shares deemed beneficially owned being the notional or other number of Common Shares specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of Common Shares is specified in such documentation, as determined by the Board in its sole discretion to be the number of Common Shares to which the Derivative Interest relates.”

(c) Definition of “Definitive Acquisition Agreement”. The definition of the term “Definitive Acquisition Agreement” is hereby added to Section 1 of the Agreement and shall read as follows:

““Definitive Acquisition Agreement” shall mean an agreement, conditioned on the approval by the holders of not less than a majority of the outstanding Common Shares, with respect to a merger, recapitalization, share exchange, or a similar transaction involving the Company or the direct or indirect acquisition of more than 50 percent of the Company’s consolidated total assets.”

(d) Definition of “Derivative Interest”. The following definition of the term “Derivative Interest” is hereby added to Section 1 of the Agreement:

““Derivative Interest” shall mean any derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of the underlying equity increases, including, but not limited to, a long convertible security, a long call option and a short put option position, in each case, regardless of whether (x) such interest conveys any voting rights in such security, (y) such interest is required to be, or is capable of being, settled through delivery of such security or (z) transactions hedge the economic effect of such interest.”

(e) Definition of “Exemption Date”. The definition of the term “Exemption Date” is hereby added to Section 1 of the Agreement and shall read as follows:

““Exemption Date” shall have the meaning set forth in Section 23(b) hereof.”

(f) Definition of “Outside Meeting Date”. The definition of the term “Outside Meeting Date” is hereby added to Section 1 of the Agreement and shall read as follows:

““Outside Meeting Date” shall have the meaning set forth in Section 23(b) hereof.”

(g) Definition of “Qualifying Offer”. The definition of the term “Qualifying Offer” is hereby added to Section 1 of the Agreement and shall read as follows:

““Qualifying Offer” shall mean an offer determined by a majority of independent directors of the Company to have, to the extent required for the type of offer specified, each of the following characteristics:

(i) a fully financed all-cash tender offer or an exchange offer offering shares of common stock of the offeror, or a combination thereof, in each such case for any and all of the outstanding Common Shares at the same per share consideration; provided, however, that such per share price and consideration represent a reasonable premium over the highest reported market price of the Common Shares in the immediately preceding 24 months, with, in the case of an offer that includes shares of common stock of the offeror, such per share offer price being determined using the lowest reported market price for common stock of the offeror during the five Trading Days immediately preceding and the five Trading Days immediately following the date on which the Qualifying Offer is commenced;

(ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act and is made by an offeror (including Affiliates and/or Associates of such offeror) that beneficially owns no more than 1 percent of the outstanding Common Shares as of the date of such commencement;

(iii) an offer that, within 20 Business Days after the commencement date of the offer (or within 10 Business Days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the stockholders of the Company is either unfair or inadequate;

(iv) if the offer includes shares of common stock of the offeror, an offer pursuant to which (A) the offeror shall permit representatives of the Company, including, without limitation, a nationally recognized investment banking firm retained by the Board, legal counsel and an accounting firm designated by the Company to have access to such offeror’s books, records, management, accountants and other appropriate outside advisers for the purposes of permitting such representatives to conduct a due diligence review of the offeror in order to permit such investment banking firm (relying as appropriate on the advice of such legal counsel) to be able to render an opinion to the Board with respect to whether the consideration being offered to the Company’s stockholders is fair, and (B) within 10 Business Days after such investment banking firm shall have notified the Company and the offeror that it had completed the due diligence review to its satisfaction (or following completion of such due diligence review within 10 Business Days after any increase in the consideration being offered), such investment banking firm does not render an opinion to the Board that the consideration being offered to the stockholders of the Company is either unfair or inadequate and such investment banking firm does not after the expiration of such 10 Business Day period render an opinion to the Board that the consideration being offered to the stockholders of the Company has become either unfair or inadequate based on a subsequent disclosure or discovery of a development or developments that have had or are reasonably likely to have a material adverse affect on the value of the common stock of the offeror;

(v) an offer that is subject only to the minimum tender condition described below in item (viii) of this definition and other customary terms and conditions, which conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any other outside advisers of the Company;

(vi) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 120 Business Days and, if a Special Meeting Demand is duly delivered to the Board in accordance with Section 23(b), for at least 10 Business Days after the date of the Special Meeting or, if no Special Meeting is held within the Special Meeting Period (as defined in Section 23(b)), for at least 10 Business Days following the last day of such Special Meeting Period (the “Qualifying Offer Period”);

(vii) an offer pursuant to which the Company has received an irrevocable written commitment by the offeror that, in addition to the minimum time periods specified in item (vi) of this definition, the offer, if it is otherwise to expire prior thereto, will be extended for at least 15 Business Days after (A) any increase in the price offered, or (B) any bona fide alternative offer is commenced by another Person within the meaning of Rule 14d-2(a) of the Exchange Act; provided, however, that such offer need not remain open, as a result of clauses (vi) and (vii) of this definition, beyond (1) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under such clauses (vi) and (vii), or (2) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 of the Exchange Act, of any other tender offer for the Common Shares with respect to which the Board has agreed to redeem the Rights immediately prior to acceptance for payment of Common Shares thereunder (unless such other offer is terminated prior to its expiration without any Common Shares having been purchased thereunder) or (3) one Business Day after the stockholder vote with respect to approval of any Definitive Acquisition Agreement has been officially determined and certified by the inspectors of elections;

(viii) an offer that is conditioned on a minimum of at least a majority of the outstanding Common Shares being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(ix) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment by the offeror to consummate as promptly as practicable upon successful completion of the offer a second step transaction whereby all Common Shares not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any;

(x) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof);

(xi) an offer (other than an offer consisting solely of cash consideration) pursuant to which the Company has received the written representation and certification of the offeror and, in their individual capacities, the written representations and certifications of the offeror’s Chief Executive Officer and Chief Financial Officer, that (A) all facts about the offeror that would be material to making an investor’s decision to accept the offer have been fully and accurately disclosed as of the date of the commencement of the offer within the meaning of Rule 14d-2(a) of the Exchange Act, (B) all such new facts will be fully and accurately disclosed on a prompt basis during the entire period during which the offer remains open, and (C) all required Exchange Act reports will be filed by the offeror in a timely manner during such period; and

(xii) if the offer includes shares of stock of the offeror, (A) the stock portion of the consideration must consist solely of common stock of an offeror that is a publicly owned corporation, and be freely tradable and is listed on either the New York Stock Exchange or the NASDAQ National Market System, (B) no stockholder approval of the offeror is required to issue such common stock, or, if required, has already been obtained, (C) no Person (including such Person’s Affiliates and Associates) beneficially owns more than 20 percent of the voting stock of the offeror at the time of commencement of the offer or at any time during the term of the offer, and (D) no other class of voting stock of the offeror is outstanding, and the offeror meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Act; including, without limitation, the filing of all required Exchange Act reports in a timely manner during the 12 calendar months prior to the date of commencement of the offer.

For the purposes of the definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (i) firm, unqualified, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (ii) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board to maintain such availability until the offer is consummated or withdrawn, or (iii) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of Section 23(b) shall no longer be applicable to such offer.”

(h) Definition of “Qualifying Offer Period” The definition of the term “Qualifying Offer Period” is hereby added to Section 1 of the Agreement and shall read as follows:

““Qualifying Offer Period” shall have the meaning set forth in the definition of Qualifying Offer.”

(i) Definition of “Qualifying Offer Resolution”. The definition of the term “Qualifying Offer Resolution” is hereby added to Section 1 of the Agreement and shall read as follows:

““Qualifying Offer Resolution” shall have the meaning set forth in Section 23(b) hereof.”

(j) Definition of “Special Meeting”. The definition of the term “Special Meeting” is hereby added to Section 1 of the Agreement and shall read as follows:

““Special Meeting” shall have the meaning set forth in Section 23(b) hereof.”

(k) Definition of “Special Meeting Demand”. The definition of the term “Special Meeting Demand” is hereby added to Section 1 of the Agreement and shall read as follows:

““Special Meeting Demand” shall have the meaning set forth in Section 23(b) hereof.”

(l) Definition of “Special Meeting Period”. The definition of the term “Special Meeting Period” is hereby added to Section 1 of the Agreement and shall read as follows:

““Special Meeting Period” shall have the meaning set forth in Section 23(b) hereof.”

2. Amendment of Section 3. Section 3 of the Agreement is hereby amended by adding the following thereto as paragraph (d) therein.

“(d) The Company may distribute Rights through book-entry or direct registration means and, for such purpose, the provisions in this Agreement that reference Rights Certificates shall be interpreted to reflect that the Rights are book-entry credits to the accounts, that separate Rights Certificates are not issued with respect to some or all of the Rights, and that any legend required on a Rights Certificate may be placed, in substantially similar form, on the direct registration transaction advice with respect to certain Rights.”

3. Amendment of Section 7(a). Section 7(a) of the Agreement is hereby amended by: (1) deleting clause (i) therein and inserting the following as clause (i) therein:

“(i) the close of business on the 30th day after the Company’s 2018 annual meeting of stockholders, (the “Final Expiration Date”), unless continuation of this Agreement is approved by the stockholders of the Company at that meeting (with such amendments thereto, including any amendment to this Section 7(a), as may be approved at such meeting),” and

(2) adding the following as the last sentence thereof:

“The Company shall provide the Rights Agent with notice of the 2018 annual meeting and relevant dates referenced in Section 7(a)(i) promptly after the occurrence of such annual meeting,”

4. Amendment of Section 7(b). Section 7(b) of the Agreement is hereby amended and restated in its entirety as set forth below:

“(b) The Purchase Price for each one-thousandth of a Series A Preferred Share pursuant to the exercise of a Right shall initially be $65.00, shall be subject to adjustment from time to time as provided in Section 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

5. Amendment of Section 20(b). Section 20(b) of the Agreement is hereby amended and restated in its entirety as set forth below:

“(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person, the determination of the current per share market price of the Common Shares and the existence of a Qualifying Offer) be proved or established by the Company prior to taking or suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it in the absence of bad faith under the provisions of this Agreement in reliance upon such certificate.”

6. Amendment of Section 23. Section 23 of the Agreement is hereby amended by (i) adding the following as paragraph (b) therein, (ii) renumbering existing paragraph (b) therein as paragraph (c) therein and (iii) deleting the reference to “Section 23(a)” which appears in renumbered paragraph (c) therein and inserting “Section 23(a) or (b)” in its place and stead.

“(b) In the event the Company receives a Qualifying Offer and the Board has not redeemed the outstanding Rights or exempted such offer from the terms of this Agreement or called a special meeting of stockholders by the end of the 90 th Business Day following the commencement (or, if later, the first existence) of a Qualifying Offer, for the purpose of voting on whether or not to exempt such Qualifying Offer from the terms of this Agreement, holders of record (or their duly authorized proxy) of at least 10% of the Common Shares then outstanding may submit to the Board, not earlier than 90 Business Days nor later than 120 Business Days following the commencement (or, if later, the first existence) of such Qualifying Offer, a written demand complying with the terms of this Section 23(b) (the “Special Meeting Demand”) directing the Board to submit to a vote of stockholders at a special meeting of the stockholders of the Company (a “Special Meeting”) a resolution exempting such Qualifying Offer from the provisions of this Agreement (the “Qualifying Offer Resolution”). For purposes of a Special Meeting Demand, the record date for determining holders of record eligible to make a Special Meeting Demand shall be the 90th Business Day following commencement (or, if later, the first existence) of a Qualifying Offer. The Board shall take such actions as are necessary or desirable to cause the Qualifying Offer Resolution to be so submitted to a vote of stockholders at a Special Meeting to be convened within 90 Business Days following the Special Meeting Demand (the “Special Meeting Period”); provided, however, that if the Company at any time during the Special Meeting Period and prior to a vote on the Qualifying Offer Resolution enters into a Definitive Acquisition Agreement, the Special Meeting Period may be extended (and any special meeting called in connection therewith may be cancelled) if the Qualifying Offer Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement. A Special Meeting Demand must be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth as to the stockholders of record making the request (x) the names and addresses of such stockholders, as they appear on the Company’s books and records, (y) the class and number of shares of Common Shares which are owned of record by each of such stockholders, and (z) in the case of Common Shares that is owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Demand only after obtaining instructions to do so from such beneficial owner and attaching evidence thereof. Subject to the requirements of applicable law, the Board may take a position in favor of or opposed to the adoption of the Qualifying Offer Resolution, or no position with respect to the Qualifying Offer Resolution, as it determines to be appropriate in the exercise of its duties. In the event that no Person has become an Acquiring Person prior to the redemption date referred to in this Section 23(b), and the Qualifying Offer continues to be a Qualifying Offer and either (i) the Special Meeting is not convened on or prior to the last day of the Special Meeting Period (the “Outside Meeting Date”), or (ii) if, at the Special Meeting at which a quorum is present, a majority of the shares of Common Shares present or represented by proxy at the Special Meeting and entitled to vote thereon as of the record date for the Special Meeting selected by the Board shall vote in favor of the Qualifying Offer Resolution, then the Qualifying Offer shall be deemed exempt from the application of this Agreement to such Qualifying Offer so long as it remains a Qualifying Offer, such exemption to be effective on the Close of Business on the tenth Business Day after (i) the Outside Meeting Date or (ii) the date on which the results of the vote on the Qualifying Offer Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be (the “Exemption Date”). Notwithstanding anything herein to the contrary, no action or vote, including action by written consent, by stockholders not in compliance with the provisions of this Section 23(b) shall serve to exempt any offer from the terms of this Agreement. Immediately upon the Close of Business on the Exemption Date, without any further action and without any notice, the right to exercise the Rights with respect to the Qualifying Offer will terminate.”

7. Amendment of Section 26. Section 26 of the Agreement is hereby amended by deleting the address for the Company which appears therein and inserting the following in its stead:

“PFSweb, Inc.

505 Millennium Drive

Allen, TX 75013

Att: Chief Financial Officer”

8. Amendment of Section 26. Section 26 of the Agreement is hereby further amended by deleting the address for the Rights Agent which appears therein and inserting the following in its stead:

“Computershare Inc.

250 Royall Street

Canton, MA 02066

Attention, Client Services”

9. Amendment of Section 34. Section 34 of the Agreement is hereby amended by adding the following thereto:

“A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.”

10. Amendment to Exhibits B and C. Exhibits B and C of the Agreement are hereby amended to incorporate the applicable terms and provisions of the Agreement, including, for the avoidance of doubt, this Amendment No. 6 and the continuing provisions of all prior Amendments, and all conflicting or inconsistent terms therein shall be deemed amended and modified accordingly.

11. Amendment No. 6. This Amendment No. 6 is made pursuant to and compliant in all respects with Section 27 of the Agreement. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

12. Counterparts. This Amendment No. 6 may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. A facsimile or pdf signature shall be considered the same as an original signature for purposes of execution of this Amendment No. 6.

13. Severability. If any term, provision, covenant or restriction of this Amendment No. 6 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 6 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14. Governing Law. This Amendment No. 6 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 to be duly executed as of the day and year first above written.

PFSWEB, INC.

By:
Name:
Title:

COMPUTERSHARE INC., as Rights Agent

By:
Name:
Title: